EXHIBIT 1

$300,000,000 AGGREGATE PRINCIPAL AMOUNT

Fluor Corporation

1.50% CONVERTIBLE SENIOR NOTES

DUE 2024

Underwriting Agreement

dated February 10, 2004

Underwriting Agreement

February 10, 2004

Banc of America Securities LLC
Citigroup Global Markets Inc.
as Representatives of the several Underwriters

c/o	Banc of America Securities LLC 9 West 57th Street New York, NY 10019 and Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013

Ladies and Gentlemen:

     Fluor Corporation, a Delaware corporation (the “Company”), proposes to issue and sell to the several underwriters named in Schedule I (the “Underwriters”) $300,000,000 in aggregate principal amount of its 1.50% Convertible Senior Notes due 2024 (the “Firm Notes”). In addition, the Company has granted to the Underwriters an option to purchase up to an additional $30,000,000 in aggregate principal amount of its 1.50% Convertible Senior Notes due 2024 (the “Optional Notes” and, together with the Firm Notes, the “Notes”). The Notes will be redeemable at the Company’s option at any time after February 16, 2009. Banc of America Securities LLC (“BAS”) and Citigroup Global Markets Inc. (“Citigroup”) have agreed to act as representatives of the several Underwriters (in such capacity, the “Representatives”) in connection with the offering and sale of the Notes.

     The Notes will be convertible into fully paid, non-assessable shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). The Notes will be convertible initially at a conversion rate of 17.8750 shares per $1,000 principal amount of the Notes, on the terms, and subject to the conditions, set forth in the Indenture (as defined below). As used herein, “Conversion Shares” means the shares of Common Stock into which the Notes are convertible. The Notes will be issued pursuant to an indenture (the “Base Indenture”), as supplemented by a supplemental indenture (the “Supplemental Indenture”) to be dated as of the First Closing Date (as defined in Section 2), between the Company and The Bank of New York, a New York banking corporation, as trustee (the “Trustee”). The Base Indenture, as so supplemented, is herein referred to as the “Indenture”.

     The Company has prepared and filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (File No. 333-63984), which contains a form of prospectus to be used in connection with the public offering and sale of the Notes. Such registration statement, as amended, including the financial statements, exhibits and schedules thereto, in the form in which it was declared effective by the Commission under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (collectively, the “Securities Act”), including a prospectus, relating to the various securities of the Company including the Notes and has filed with the

Commission (or will promptly after the sale so file) a prospectus supplement (“Prospectus Supplement”) specifically relating to the Notes pursuant to Rule 424 under the Securities Act. The term “Registration Statement” means the registration statement, including the exhibits thereto, as amended to the date of this Agreement. The term “Basic Prospectus” means the prospectus included in the Registration Statement. The term “Prospectus” means the Basic Prospectus together with the Prospectus Supplement specifically relating to the Notes, as filed with the Commission pursuant to Rule 424. The term “preliminary prospectus” means a preliminary prospectus supplement specifically relating to the Notes together with the Basic Prospectus. As used herein, the terms “Registration Statement”, “Basic Prospectus”, “Prospectus” and “preliminary prospectus” shall include in each case the material, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein shall include all documents deemed to be incorporated by reference in the Prospectus that are filed subsequent to the date of the Basic Prospectus by the Company with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

     Section 1. Representations and Warranties of the Company.

          The Company hereby represents, warrants and covenants to each Underwriter as follows:

     (a)  Compliance with Registration Requirements. The Registration Statement has been declared effective by the Commission under the Securities Act. No stop order suspending the effectiveness of the Registration Statement is in effect and no proceedings for such purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated or threatened by the Commission.

          Each preliminary prospectus and the Prospectus when filed complied in all material respects with the Securities Act. Each of the Registration Statement and any post-effective amendment thereto, at the time it became effective and at all subsequent times, complied and will comply in all material respects with the Securities Act and did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. The Prospectus, as amended or supplemented, as of its date and at all subsequent times, did not and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The representations and warranties set forth in the two immediately preceding sentences do not apply to (1) statements in or omissions from the Registration Statement or any post-effective amendment thereto, or the Prospectus, or any amendments or supplements thereto, made in reliance upon and in conformity with information relating to any Underwriter furnished to the Company in writing by the Representatives expressly for use therein or (2) that part of the Registration Statement that constitutes the Statement of Eligibility (Form T-1) under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

     (b) Distribution of Offering Material by the Company. The Company has not distributed and will not distribute, prior to the later of the Second Closing Date (as defined below) and the completion of the Underwriters’ distribution of the Notes, any offering material in connection with the offering and sale of the Notes other than a preliminary prospectus, the Prospectus or the Registration Statement.

     (c)  Authorization of the Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Company.

     (d)  Authorization of the Indenture. The Indenture has been duly authorized by the Company and has been qualified under the Trust Indenture Act; on the First Closing Date, the Indenture will have been duly executed and delivered by the Company and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Indenture conforms in all material respects to the description thereof contained in the Prospectus.

     (e)  Authorization of the Notes. The Notes have been duly authorized by the Company; when the Notes are executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to this Agreement on the respective Closing Date (assuming due authentication of the Notes by the Trustee), such Notes will constitute legally valid and binding obligations of the Company, entitled to the benefits provided under the Indenture and enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles; and the Notes will conform in all material respects to the description thereof contained in the Prospectus.

     (f)  Authorization of the Conversion Shares. The shares of Common Stock initially issuable upon conversion of the Notes have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Notes, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive or similar rights.

     (g)  No Material Adverse Change. Except as otherwise disclosed or incorporated in the Prospectus (exclusive of any amendments or supplements thereto subsequent to the date of this Agreement), subsequent to the respective dates as of which information is given in the Prospectus: (i) there has been no material adverse change, or any development that would reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business, operations or prospects, whether or not arising from transactions in the ordinary course of business, of the Company and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Company and its subsidiaries, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business; and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Company or, except for dividends paid to the Company or other subsidiaries, any of its subsidiaries on any class of capital stock or repurchase or redemption by the Company or any of its subsidiaries of any class of capital stock.

     (h)  Independent Accountants. Ernst & Young LLP, who have expressed their opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) filed with the Commission as a part of the Registration Statement and included in the Prospectus, are, to the knowledge of the Company, independent public or certified public accountants as required by the Exchange Act.

     (i)  Preparation of the Financial Statements. The financial statements filed with the Commission as a part of the Registration Statement and included in the Prospectus present fairly, in all material respects, the consolidated financial position of the Company and its subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified. Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States applied on a consistent basis throughout the periods involved, except as may be expressly stated in the financial statements or supporting schedules are required to be included in the Registration Statement, the Prospectus or the related notes thereto.

     (j)  Incorporation and Good Standing of the Company and its Subsidiaries. Each of the Company and its “significant subsidiaries” (as defined in Rule 1-02 of Regulation S-X) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and, in the case of the Company, to enter into and perform its obligations under this Agreement. Each of the Company and its significant subsidiaries is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change. All of the issued and outstanding capital stock of each significant subsidiary has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim.

     (k)  Capitalization and Other Capital Stock Matters. The authorized, issued and outstanding capital stock of the Company is as set forth in the Prospectus Supplement under the caption “Description of Capital Stock” (other than for subsequent issuances, if any, pursuant to employee benefit plans described in the Prospectus Supplement or upon exercise of outstanding options or warrants described in the Prospectus Supplement). The Common Stock (including the Conversion Shares) conforms in all material respects to the description thereof contained in the Prospectus Supplement. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and have been issued in compliance with federal and state securities laws. None of the outstanding shares of Common Stock were issued in violation of any preemptive rights, rights of first refusal or other similar rights to subscribe for or purchase securities of the Company. There are no authorized or outstanding options, warrants, preemptive rights, rights of first refusal or other rights to purchase, or equity or debt securities convertible into or exchangeable or exercisable for, any capital stock of the Company or any of its subsidiaries other than those required to be described in the Prospectus. The description of the Company’s stock option, stock bonus and other stock plans or arrangements, and the options or other rights granted thereunder, set forth in the Prospectus accurately and fairly presents and summarizes such plans, arrangements, options and rights in all material respects.

     (l)  Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Company nor any of its subsidiaries is in violation of its charter or by-laws or is in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which the Company or any of its subsidiaries is a party or by which it or any of them may be bound, or to which any of the property or assets of the

Company or any of its subsidiaries is subject (each, an “Existing Instrument”), except for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change.

     The Company’s execution, delivery and performance of this Agreement, the Indenture and the Notes and consummation of the transactions contemplated hereby and by the Prospectus (i) will not result in any violation of the provisions of the charter or by-laws of the Company or any significant subsidiary, (ii) will not conflict with or constitute a breach of, or Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Company or any subsidiary, except for such violations as would not, individually or in the aggregate, result in a Material Adverse Change. No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency, is required for the Company’s execution, delivery and performance of this Agreement, the Indenture and the Notes and consummation of the transactions contemplated hereby and by the Prospectus, except such as have been, or will have been prior to the delivery of such Notes, obtained or made by the Company under the Securities Act and such other consents, approvals, authorizations, registrations or filings as may be required under applicable state securities or blue sky laws and from the NASD.

     (m)  No Material Actions or Proceedings. Except as otherwise disclosed or incorporated in the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the knowledge of the Company, after due inquiry, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) it is reasonably expected that such action, suit or proceeding will be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. Except as otherwise disclosed or incorporated in the Prospectus, no material labor dispute with the employees of the Company or any of its subsidiaries exists or, to the knowledge of the Company, is threatened or imminent.

     (n)  Intellectual Property Rights. Except as otherwise disclosed or incorporated in the Prospectus, the Company and its subsidiaries own or possess sufficient trademarks, trade names, patent rights, copyrights, domain names, licenses, approvals, trade secrets and other similar rights (collectively, “Intellectual Property Rights”) reasonably necessary to conduct their businesses as now conducted; and the expected expiration of any of such Intellectual Property Rights would not result in a Material Adverse Change. Neither the Company nor any of its subsidiaries has received any notice of infringement or conflict with asserted Intellectual Property Rights of others, which infringement or conflict, if the subject of an unfavorable decision, would result in a Material Adverse Change. None of the technology employed by the Company has been obtained or is being used by the Company in violation of any contractual obligation binding on the Company or, to the Company’s knowledge, any of its officers, directors or employees or otherwise in violation of the rights of any persons, except for any violations as would not, individually or in the aggregate, result in a Material Adverse Change.

     (o)  All Necessary Permits, etc. Except as otherwise disclosed or incorporated in the Prospectus, the Company and each subsidiary possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses and neither the Company nor any subsidiary has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, individually or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

     (p)  Title to Properties. Except as otherwise disclosed or incorporated in the Prospectus, the Company and each of its subsidiaries has good and marketable title to all the properties and assets reflected as owned in the financial statements referred to in Section 1(i) above (or elsewhere in the Prospectus), in each case free and clear of any security interests, mortgages, liens, encumbrances, equities, claims and other defects, except such as would not, individually or in the aggregate, result in a Material Adverse Change. The real property, improvements, equipment and personal property held under lease by the Company or any subsidiary are held under valid and enforceable leases, with such exceptions as would not result in a Material Adverse Change.

     (q)  Tax Law Compliance. The Company and its consolidated subsidiaries have filed all necessary federal, state and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them except as may be being contested in good faith and by appropriate proceedings. The Company has made adequate charges, accruals and reserves in the applicable financial statements referred to in Section 1(i) above in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Company or any of its consolidated subsidiaries has not been finally determined.

     (r)  Company Not an “Investment Company". The Company has been advised of the rules and requirements under the Investment Company Act of 1940, as amended (the “Investment Company Act”). The Company is not, and after receipt of payment for the Notes and application of the proceeds as described in the Prospectus, will not be, required to register as an “investment company” within the meaning of Investment Company Act.

     (s)  Insurance. Except as otherwise disclosed or incorporated in the Prospectus, each of the Company and its subsidiaries have insurance of the types and in the amounts as are generally deemed adequate and customary for their businesses including, but not limited to, policies covering their respective business, assets, employees, officers and directors. The Company has no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted, except to the extent that would not result in a Material Adverse Change.

     (t)  No Price Stabilization or Manipulation. The Company has not taken and will not take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Notes.

     (u)  Related Party Transactions. There are no business relationships or related-party transactions involving the Company or any subsidiary or any other person required to be described in the Prospectus which have not been described as required.

     (v)  Upstream Payments. No significant subsidiary of the Company is currently prohibited, directly or indirectly, from paying any dividends to the Company, from making any other distribution on such significant subsidiary’s capital stock, from repaying to the Company any loans or advances to such significant subsidiary from the Company or from transferring any of such significant subsidiary’s property or assets to the Company, except as otherwise disclosed or incorporated in the Prospectus.

     (w)  Exchange Act Compliance. The documents incorporated or deemed to be incorporated by reference in the Prospectus, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the requirements of the Exchange Act.

     (x)  Company’s Accounting System. The Company maintains a system of accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles as applied in the United States and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

     (y)  Compliance with Environmental Laws. Except as otherwise disclosed or incorporated in the Prospectus or as would not, individually or in the aggregate, result in a Material Adverse Change (i) neither the Company nor any of its subsidiaries is in violation of any federal, state, local or foreign law or regulation relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environment Concern (collectively, “Environmental Laws”), which violation includes, but is not limited to, noncompliance with any permits or other governmental authorizations required for the operation of the business of the Company or its subsidiaries under applicable Environmental Laws, or noncompliance with the terms and conditions thereof, nor has the Company or any of its subsidiaries received any written communication, whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is in violation of any Environmental Law; (ii) there is no claim, action or cause of action filed with a court or governmental authority, no investigation with respect to which the Company has received written notice, and no written notice by any person or entity alleging potential liability for investigatory costs, cleanup costs, governmental responses costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties arising out of, based on or resulting from the presence, or release into the environment, of any Material of Environmental Concern at any location owned, leased or operated by the Company or any of its subsidiaries, now or in the past (collectively, “Environmental Claims”), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law; and (iii) to the knowledge of the Company, there are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern, that reasonably could result in a violation of any Environmental Law or form the basis of a potential Environmental Claim against the Company or any of its subsidiaries or against any person or entity whose liability for any Environmental Claim the Company or any of its subsidiaries has retained or assumed either contractually or by operation of law.

     (z)  ERISA Compliance. Except as otherwise disclosed or incorporated in the Prospectus, the Company and its subsidiaries and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974, as amended, and the regulations and published interpretations thereunder (collectively, “ERISA”)) established or maintained by the Company, its subsidiaries or their “ERISA Affiliates” (as defined below) are in compliance in all material respects with ERISA, except to the extent that any such noncompliance would not result in a Material Adverse Change. “ERISA Affiliate” means, with respect to the Company or a subsidiary, any member of any group of organizations described in Sections 414(b),(c),(m) or (o) of the Internal Revenue Code of 1986, as amended, and the regulations and published interpretations thereunder (the “Code”) of which the Company or such subsidiary is a member. No “reportable event” (as defined under section 4043 of ERISA) for which reporting has not been waived has occurred in the past three (3) years or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates. No “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA) that would result in a Material Adverse Change. Neither the Company, its subsidiaries nor any of their ERISA Affiliates has incurred or reasonably expects to incur any material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (ii) Sections 412, 4971, 4975 or 4980B of the Code. Each “employee benefit plan” established or maintained by the Company, its subsidiaries or any of their ERISA Affiliates that is intended to be qualified under Section 401(a) of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would reasonably be expected to cause the loss of such qualification.

     (aa)  No Outstanding Loans or Other Indebtedness. There are no outstanding loans, advances (except normal advances for business expenses in the ordinary course of business) or guarantees or indebtedness by the Company to or for the benefit of any of the officers or directors of the Company or any of the members of any of their families, except as disclosed in the Prospectus.

     (bb)  FCPA.

          Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any director, officer, agent, employee or affiliate of the Company or any of its subsidiaries is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Company, its subsidiaries and, to the knowledge of the Company, its affiliates have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith, except where failure to be so in compliance would not result in a Material Adverse Change. “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

     (cc)  Compliance with Laws. The Company has not been advised, and has no reason to believe, that it and each of its subsidiaries are not conducting business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, except where failure to be so in compliance would not result in a Material Adverse Change.

          Any certificate signed by an officer of the Company and delivered to the Representatives or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Company to each Underwriter as to the matters set forth therein.

          The Company acknowledges that the Underwriters and, for purposes of the opinions to be delivered pursuant to Section 5 hereof, counsel to the Company and counsel to the Underwriters, will rely upon the accuracy and truthfulness of the foregoing representations and hereby consents to such reliance.

     Section 2. Purchase, Sale and Delivery of the Notes.

     (a)  The Firm Notes. On the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company agrees to sell to each Underwriter, and each Underwriter agrees, severally and not jointly, to purchase from the Company, the respective principal amount of Firm Notes set forth opposite their names on Schedule I at a purchase price of 98% of the aggregate principal amount thereof.

     (b)  The First Closing Date. Delivery of the Firm Notes to be purchased by the Underwriters and payment therefor shall be made at the offices of Davis Polk & Wardwell, the counsel for the Underwriters, 450 Lexington Avenue, New York, New York 10017 (or such other place as may be agreed to by the Company and the Representatives) at 9:00 a.m. New York City time, on February 17, 2004, or such other time and date not later than 9:00 a.m. New York City time, on February 24, 2004, as the Representatives shall designate by notice to the Company (the time and date of such closing are called the “First Closing Date”).

     (c)  The Optional Notes; the Second Closing Date. In addition, on the basis of the representations, warranties and agreements herein contained, and upon the terms but subject to the conditions herein set forth, the Company hereby grants an option to the several Underwriters to purchase, severally and not jointly, up to $30,000,000 aggregate principal amount of Optional Notes from the Company at the same price as the purchase price to be paid by the Underwriters for the Firm Notes. The option granted hereunder is for use by the Underwriters solely in covering any over-allotments in connection with the sale and distribution of the Firm Notes. The option granted hereunder may be exercised at any time (but not more than once) upon notice by the Representatives to the Company, which notice may be given at any time within 30 days from the date of this Agreement. Such notice shall set forth (i) the amount (which shall be an integral multiple of $1,000 in aggregate principal amount) of Optional Notes as to which the Underwriters are exercising the option, (ii) the names and denominations in which the Optional Notes are to be registered and (iii) the time, date and place at which such Notes will be delivered (which time and date may be simultaneous with, but not earlier than, the First Closing Date; and in such case the term “First Closing Date” shall refer to the time and date of delivery of the Firm Notes and the Optional Notes). Such time and date of delivery, if subsequent to the First Closing Date, is called the “Second Closing Date” and shall be determined by the Representatives. The Second Closing Date shall not be later than 15 business days after the date of such notice. If any Optional Notes are to be purchased, each Underwriter agrees, severally and not jointly, to purchase the principal amount of Optional Notes (subject to such adjustments to eliminate fractional amount as the Representatives may determine) that bears the same proportion to the total principal amount of Optional Notes to be purchased as the principal amount of Firm Notes set forth on Schedule I opposite the name of such Underwriter bears to the total principal amount of Firm Notes. The option shall terminate and expire 30 days from the date of this Agreement and the Representatives may cancel the option at any time prior to its expiration by giving written notice of such cancellation to the Company.

     (d)  Public Offering of the Notes. The Representatives hereby advise the Company that the Underwriters intend to offer for sale to the public, as described in the Prospectus, their respective portions of the Notes as soon after this Agreement has been executed as the Representatives, in its sole judgment, have determined is advisable and practicable.

     (e)  Payment for the Notes. Payment for the Notes shall be made at the First Closing Date (and, if applicable, at the Second Closing Date) by wire transfer of immediately available funds to the order of the Company.

          It is understood that the Representatives have been authorized by each Underwriter, for their own accounts and the accounts of the several Underwriters, to accept delivery of and receipt for, and make payment of the purchase price for, the Firm Notes and any Optional Notes the Underwriters have agreed to purchase. BAS or Citigroup, individually and not as the Representative of the Underwriters, may (but shall not be obligated to) make payment for any Notes to be purchased by any Underwriter whose funds shall not have been received by the Representatives by the First Closing Date or the Second Closing Date, as the case may be, for the account of such Underwriter, but any such payment shall not relieve such Underwriter from any of its obligations under this Agreement.

     (f)  Delivery of the Notes. The Company shall deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters the Firm Notes at the First Closing Date, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The Company shall also deliver, or cause to be delivered, to the Representatives for the accounts of the several Underwriters, the Optional Notes the Underwriters have agreed to purchase at the First Closing Date or the Second Closing Date, as the case may be, against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor. The Notes shall be represented by definitive global securities and registered in such names and denominations as the Representatives shall have requested at least two full business days prior to the First Closing Date (or the Second Closing Date, as the case may be) and shall be made available for inspection on the business day preceding the First Closing Date (or the Second Closing Date, as the case may be) at a location in New York City as the Representatives may designate. Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Underwriters.

     (g)  Delivery of Prospectus to the Underwriters. Not later than 12:00 p.m. on the second business day following the date the Notes are first released by the Underwriters for sale to the public, the Company shall deliver or cause to be delivered, copies of the Prospectus in such quantities and at such places as the Representatives shall request.

     Section 3. Additional Covenants of the Company.

          The Company further covenants and agrees with each Underwriter as follows:

     (a)  Representatives’ Review of Proposed Amendments and Supplements. During such period beginning on the date hereof and ending on the later of the First Closing Date or such date, as in the opinion of counsel for the Underwriters, the Prospectus is no longer required by law to be delivered in connection with sales by an Underwriter or dealer (the “Prospectus Delivery Period”), prior to amending or supplementing the Registration Statement or the Prospectus (including any amendment or supplement through incorporation by reference of any report filed under the Exchange Act), the Company shall furnish to the Representatives for review a copy of each such proposed amendment or supplement, and the Company shall not file any such proposed amendment or supplement to which the Representatives reasonably object promptly after being furnished a copy thereof.

     (b)  Securities Act Compliance. After the date of this Agreement, the Company shall promptly advise the Representative in writing (i) of the receipt of any comments of, or requests for additional or supplemental information from, the Commission, (ii) of the time and date of any filing of any post-effective amendment to the Registration Statement or any amendment or supplement to any preliminary prospectus or the Prospectus, (iii) of the time and date that any post-effective amendment to the Registration Statement becomes effective and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or of any order preventing or suspending the use of any preliminary prospectus or the Prospectus, or of any proceedings to remove, suspend or terminate from listing or quotation the Common Stock from any securities exchange upon which it is listed for trading or included or designated for quotation, or of the threatening or initiation of any proceedings for any of such purposes. If the Commission shall enter any such stop order at any time, the Company will use its best efforts to obtain the lifting of such order at the earliest possible moment. Additionally, the Company agrees that it shall comply with the provisions of Rules 424(b), 430A and 434, as applicable, under the Securities Act and will use its reasonable efforts to confirm that any filings made by the Company under such Rule 424(b) were received in a timely manner by the Commission.

     (c)  Amendments and Supplements to the Prospectus and Other Securities Act Matters. If, during the Prospectus Delivery Period, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Prospectus in order that the Prospectus will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at the time it is delivered to a purchaser, not misleading, or if in the opinion of the Representatives or counsel for the Underwriters it is otherwise necessary to amend or supplement the Prospectus to comply with law, the Company shall promptly notify the Underwriters and prepare, subject to

Section 3(a) hereof, file with the Commission and furnish at its own expense to the Underwriters and to dealers, such amendment or supplement as may be necessary to correct such untrue statement or omission.

     (d)  Copies of any Amendments and Supplements to the Prospectus. The Company agrees to furnish the Representatives, without charge, during the Prospectus Delivery Period, as many copies of the Prospectus and any amendments and supplements thereto as the Representatives may reasonably request.

     (e)  Blue Sky Compliance. The Company shall cooperate with the Representatives and counsel for the Underwriters, as the Underwriters may reasonably request from time to time, to qualify or register the Notes for sale under (or obtain exemptions from the application of) the state securities or blue sky laws of those jurisdictions designated by the Representative, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Company shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation. The Company will advise the Representatives promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Company shall use its best efforts to obtain the withdrawal thereof at the earliest possible moment.

     (f)  Use of Proceeds. The Company shall apply the net proceeds from the sale of the Notes sold by it in the manner described under the caption “Use of Proceeds” in the Prospectus Supplement.

     (g)  Transfer Agent. The Company shall engage and maintain, at its expense, a registrar and transfer agent for the Common Stock.

     (h)  Earnings Statement. As soon as practicable, the Company will make generally available to its security holders and to the Representatives an earnings statement (which need not be audited) covering the twelve-month period ending March 31, 2005 that satisfies the provisions of Section 11(a) of the Securities Act.

     (i)  Company to Provide Interim Financial Statements. Prior to the First Closing Date, the Company will furnish the Underwriters, as soon as they have been prepared by or are available to the Company, a copy of any unaudited interim financial statements of the Company for any period subsequent to the period covered by the most recent financial statements appearing in the Registration Statement and the Prospectus.

     (j)  Exchange Act Compliance. During the Prospectus Delivery Period, the Company will file all documents required to be filed with the Commission pursuant to Section 13, 14 or 15 of the Exchange Act in the manner and within the time periods required by the Exchange Act.

     (k)  Agreement Not to Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the 60th day following the date of the Prospectus and other than as contemplated by this Agreement with respect to the Notes, the Company will not, without the prior written consent of the Representatives, directly or indirectly, (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided, however, that the Company may issue shares of its Common Stock or options to purchase its Common Stock, or Common Stock upon exercise of options, pursuant to any stock option, stock bonus or other stock plan or arrangement described in the Prospectus.

     (l)  Investment Limitation. The Company shall not invest or otherwise use the proceeds received by the Company from its sale of the Notes in such a manner as would require the Company or any of its subsidiaries to register as an investment company under the Investment Company Act.

     (m)  No Manipulation of Price. The Company will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, the stabilization or manipulation of the price of any securities of the Company.

     (n)  Listing of Conversion Shares. The Company will use its commercially reasonable efforts to have the Conversion Shares approved by the New York Stock Exchange (“NYSE”) for inclusion prior to February 17, 2005.

     Section 4. Payment of Expenses.

          The Company agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including without limitation (i) all costs of preparing, executing, authenticating, issuing and delivering the Notes (including all printing and engraving costs), (ii) all fees and expenses of the Trustee under the Indenture, (iii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes to the Underwriters, (iv) all fees and expenses of the Company’s counsel, independent public or certified public accountants and other advisors, (v) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Registration Statement (including financial statements, exhibits, schedules, consents and certificates of experts), each preliminary prospectus and the Prospectus, and all amendments and supplements thereto, and this Agreement, (vi) all filing fees, attorneys’ fees and expenses incurred by the Company or the Underwriters in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the state securities or blue sky laws or the provincial securities laws of Canada, and, if requested by the Representatives, preparing and printing a “Blue Sky Survey” or memorandum, and any supplements thereto, advising the Underwriters of such qualifications, registrations and exemptions, (vii) the fees and expenses associated with listing the Conversion Shares on the New York Stock Exchange and (viii) all other fees, costs and expenses of the Company referred to in Item 14 of Part II of the Registration Statement. Except as provided in this Section 4 (vi) and Section 6 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel, transfer taxes on resale of any Notes by them and any advertising expenses incurred in connection with any offers they make.

     Section 5. Conditions of the Obligations of the Underwriters.

          The obligations of the several Underwriters to purchase and pay for the Notes as provided herein on the First Closing Date and, with respect to the Optional Notes, the Second Closing Date, shall be subject to the accuracy of the representations and warranties on the part of the Company set forth in Section 1 hereof as of the date hereof and as of the First Closing Date as though then made and, with respect to the Optional Notes, as of the Second Closing Date as though then made, to the timely performance by the Company of its covenants and other obligations hereunder, and to each of the following additional conditions:

     (a)  Accountants’ Comfort Letter. The Representatives shall have received from Ernst & Young LLP, independent public or certified public accountants for the Company, a letter dated February 11, 2004 addressed to the Underwriters, in form and substance reasonably satisfactory to the Representatives, covering the matters set forth on Exhibit A hereto.

     (b)  Compliance with Registration Requirements; No Stop Order. For the period from and after effectiveness of this Agreement and prior to the First Closing Date and, with respect to the Optional Notes, the Second Closing Date:

(i) the Company shall have filed the Prospectus Supplement with the Commission in the manner and within the time period required by Rule 424(b) under the Securities Act;

(ii) no stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment to the Registration Statement, shall be in effect and no proceedings for such purpose shall have been instituted or threatened by the Commission.

     (c)  No Material Adverse Change or Rating Agency Change. For the period from and after the date of this Agreement and prior to the First Closing Date and, with respect to the Optional Notes, the Second Closing Date:

(i) there shall not have occurred any Material Adverse Change which, in the judgment of the Representatives, is so material and adverse as to make it impracticable or inadvisable to proceed with the purchase by the Underwriters of the Notes on the terms and in the manner contemplated by the Prospectus; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any securities of the Company or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act.

     (d)  Opinion of Counsel for the Company.

(i) On each of the First Closing Date and the Second Closing Date the Representatives shall have received the opinion of Gibson, Dunn & Crutcher, LLP, outside counsel for the Company, dated as of such Closing Date, in form and substance reasonably satisfactory to the Representatives, covering the matters set forth on Exhibit B hereto.

(ii) On each of the First Closing Date and the Second Closing Date the Representatives shall have received the opinion of internal counsel for the Company, dated as of such Closing Date, in form and substance reasonably satisfactory to the Representatives, covering the matters set forth on Exhibit C hereto.

     (e)  Opinion of Counsel for the Underwriters. On each of the First Closing Date and the Second Closing Date the Representatives shall have received the opinion of Davis Polk & Wardwell, counsel for the Underwriters, dated as of such Closing Date, in form and substance reasonably satisfactory to the Representatives.

     (f)  Officers’ Certificate. On each of the First Closing Date and the Second Closing Date the Representatives shall have received a written certificate executed by the Chairman of the Board, Chief Executive Officer or President of the Company and the Chief Financial Officer or Chief Accounting Officer of the Company, dated as of such Closing Date, to the effect set forth in subsections (b)(ii) and (c)(ii) of this Section 5, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to such Closing Date, there has not occurred any Material Adverse Change;

(ii) the representations, warranties and covenants of the Company set forth in Section 1 of this Agreement are true and correct with the same force and effect as though expressly made on and as of such Closing Date; and

(iii) the Company has complied with all the agreements hereunder and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to such Closing Date.

     (g)  Bring-down Comfort Letter. On each of the First Closing Date and the Second Closing Date the Representatives shall have received from Ernst & Young LLP, independent public or certified public accountants for the Company, a letter dated such date, in form and substance satisfactory to the Representatives, to the effect that they reaffirm the statements made in the letter furnished by them pursuant to subsection (a) of this Section 5, except that the specified date referred to therein for the carrying out of procedures shall be no more than three business days prior to the First Closing Date or Second Closing Date, as the case may be.

     (h)  Lock-Up Agreement from Certain Executive Officers and Directors of the Company. On or prior to the date hereof, the Company shall have furnished to the Representatives an agreement in the form of Exhibit D hereto from certain executive officers and directors of the Company, and such agreement shall be in full force and effect on each of the First Closing Date and the Second Closing Date.

     (i)  Additional Documents. On or before each of the First Closing Date and the Second Closing Date, the Representatives and counsel for the Underwriters shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

     If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representatives by notice to the Company at any time on or prior to the First Closing Date and, with respect to the Optional Notes, at any time prior to the Second Closing Date, which termination shall be without liability on the part of any party to any other party, except that Section 4, Section 6, Section 7 and Section 8 shall at all times be effective and shall survive such termination.

     Section 6. Reimbursement of Underwriters’ Expenses.

          If this Agreement is terminated by the Representatives pursuant to Section 5 or Section 10(iv), or if the sale to the Underwriters of the Notes on the First Closing Date is not consummated because of any refusal, inability or failure on the part of the Company to perform any material agreement herein or to comply with any material provision hereof, the Company agrees to reimburse the Representatives and the other Underwriters (or such Underwriters as have terminated this Agreement with respect to themselves), severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Representatives and the Underwriters in connection with the proposed purchase and the offering and sale of the Notes, including but not limited to fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

     Section 7. Indemnification.

     (a)  Indemnification of the Underwriters. The Company agrees to indemnify and hold harmless each Underwriter, the directors, officers, employees and agents of each Underwriter and each person who controls any Underwriter within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Notes as originally filed or in any amendment thereof, or in any preliminary prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter through the Representatives specifically for inclusion therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

     (b)  Indemnification of the Company, its Directors and Officers. Each Underwriter, severally and not jointly, agrees to indemnify and hold harmless the Company, each of its directors, each of its officers who signed the Registration Statement, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act against any and all losses, claims, damages or liabilities, joint or several, to which they or any of them may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Notes as originally filed or in any amendment thereof, or in any preliminary prospectus or the Prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company as identified below by or on behalf of such Underwriter through the Representatives specifically for inclusion in the documents referred to in the foregoing indemnity, and each Underwriter, severally and not jointly, agrees to reimburse each such indemnified party, as incurred, for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which any Underwriter may otherwise have. The Company acknowledges that (i) the statements set forth in the last paragraph of the cover page regarding delivery of the Notes and, under the heading “Underwriting”, (ii) the list of Underwriters and their respective participation in the sale of the Notes, (iii) the sentence related to concessions and (iv) the paragraphs related to stabilizing transactions in any preliminary prospectus and the Prospectus constitute the only information furnished in writing by or on behalf of the several Underwriters for inclusion in any preliminary prospectus or the Prospectus. The Underwriters confirm that such statements are accurate. This indemnity agreement will be in addition to any liability which the Underwriters may otherwise have.

     (c)  Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party will not relieve it from liability under paragraph (a) or (b) above unless and to the extent it is prejudiced as a result of such failure. The indemnifying party shall be entitled to appoint counsel of the indemnifying party’s choice at the indemnifying party’s expense to represent the indemnified party in any action for which indemnification is sought (in which case the indemnifying party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by the indemnified party or parties except as set forth below); provided, however, that such counsel shall be reasonably satisfactory to the indemnified party. Notwithstanding the indemnifying party’s election to appoint counsel to represent the indemnified party in an action, the indemnified party shall have the right to employ separate counsel (including local counsel), and the indemnifying party shall bear the reasonable fees, costs and expenses of such separate counsel if (i) the use of counsel chosen by the indemnifying party to represent the indemnified party would present such counsel with a conflict of interest in connection with the defense of such action, (ii) the actual or potential defendants in, or targets of, any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, (iii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of the institution of such action or (iv) the indemnifying party shall have authorized the indemnified party to employ separate counsel at the expense of the indemnifying party. In no event will the indemnifying party be liable for fees and expenses of more than one counsel separate from its own counsel for all indemnified parties in connection with any one action or separate but similar or related actions arising out of the same general allegations or circumstances. An indemnifying party will not, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether the indemnified parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes an unconditional release of each indemnified party from all liability arising out of such claim, action, suit or proceeding.

     Section 8. Contribution.

          In the event that the indemnity provided in Section 7 is unavailable to or insufficient to hold harmless an indemnified party for any reason, the Company and the Underwriters severally agree to contribute to the aggregate losses, claims, damages and liabilities (including legal or other expenses reasonably incurred in connection with investigating or defending same) (collectively “Losses”) to which the Company and one or more of the Underwriters may be subject in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and by the Underwriters, on the other, from the offering of the Notes. If the allocation provided by the immediately preceding sentence is unavailable for any reason, the Company and the Underwriters severally shall contribute in such proportion as is appropriate to reflect not only such relative benefits but also the relative fault of the Company, on the one hand, and of the Underwriters, on the other, in connection with the statements or omissions which resulted in such Losses as well as any other relevant equitable considerations. Benefits received by the Company shall be deemed to be equal to the total net proceeds from the offering (before deducting expenses) received by it, and benefits received by the Underwriters shall be deemed to be equal to the total underwriting discounts and commissions, in each case as set forth on the cover page of the Prospectus Supplement. Relative fault shall be determined by reference to, among other things, whether any untrue or any alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information provided by the Company on the one hand or the Underwriters on the other, the intent of the parties and their relative knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The Company and the Underwriters agree that it would not be just and equitable if contribution were determined by pro rata allocation or any other method of allocation which does not take account of the equitable considerations referred to above. Notwithstanding the provisions of this Section 8, no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. In no case shall any Underwriter (except as may be provided in any agreement among underwriters relating to the offering of the Notes) be responsible for any amount in excess of the amount by which the total price at which the Notes underwritten by it and distributed to the public were offered to the public exceeds the amount of damages which such Underwriter has otherwise been required to pay by reason of such untrue statement or alleged untrue statement or omission or alleged omission. For purposes of this Section 8, each person who controls an Underwriter within the meaning of either the Securities Act or the Exchange Act and each director, officer, employee and agent of an Underwriter shall have the same rights to contribution as such Underwriter, and each person who controls the Company within the meaning of either the Securities Act or the Exchange Act, each officer of the Company who shall have signed the Registration Statement and each director of the Company shall have the same rights to contribution as the Company, subject in each case to the applicable terms and conditions of this paragraph.

     Section 9. Default of One or More of the Several Underwriters.

          If, on the First Closing Date or the Second Closing Date, as the case may be, any one or more of the several Underwriters shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated, severally, in the proportions that the principal amount of Firm Notes set forth opposite their respective names on Schedule I bears to the aggregate principal amount of Firm Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Representatives with the consent of the non-defaulting Underwriters, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on such date. If, on the First Closing Date or the Second Closing Date, as the case may be, any one or more of the Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs exceeds 10% of the aggregate principal amount of Notes to be purchased on such date, and arrangements satisfactory to the Representatives and the Company for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party (other than a defaulting Underwriter) to any other party except that the provisions of Section 4, Section 7 and Section 8 shall at all times be effective and shall survive such termination. In any such case either the Representatives or the Company shall have the right to postpone the First Closing Date or the Second Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Registration Statement and the Prospectus or any other documents or arrangements may be effected.

          As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 9. Any action taken under this Section 9 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

     Section 10. Termination of this Agreement.

          On or prior to the First Closing Date this Agreement may be terminated by the Representatives by notice given to the Company if at any time (i) trading or quotation in any of the Company’s securities shall have been suspended or limited by the Commission or by the NASD or the NYSE, or trading in securities generally on either the Nasdaq Stock Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such stock exchanges by the Commission or the NASD; (ii) a general banking moratorium shall have been declared by any federal, New York or Delaware authority; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, which, in the judgment of the Representatives, is so material and adverse as to make it impracticable or inadvisable to proceed with the purchase by the Underwriters of the Notes on the terms and in the manner contemplated by the Prospectus or to enforce contracts for the sale of securities; (iv) there shall have occurred any Material Adverse Change which, in the judgment of the Representatives, is so material and adverse as to make it impracticable or inadvisable to proceed with the purchase by the

Underwriters of the Notes on the terms and in the manner contemplated by the Prospectus; or (v) the Company shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Representatives may, singly or in the aggregate, interfere materially with the conduct of the business and operations of the Company regardless of whether or not such loss shall have been insured. Any termination pursuant to this Section 10 shall be without liability on the part of (a) the Company to any Underwriter, (b) any Underwriter to the Company, or (c) of any party hereto to any other party, except that (x) the Company shall be obligated to reimburse the expenses of the Representatives and the Underwriters pursuant to Section 4 and Section 6 hereof, and (y) the provisions of Section 7 and Section 8 shall at all times be effective and shall survive such termination.

     Section 11. Representations and Indemnities to Survive Delivery.

          The respective indemnities, contribution, agreements, representations, warranties and other statements of the Company, of its officers and of the several Underwriters set forth in or made pursuant to this Agreement shall remain operative and in full force and effect, regardless of (i) any investigation, or statement as to the result hereof, made by or on behalf of any Underwriter or the Company or any of its or their partners, officers or directors or any controlling person, as the case may be, (ii) delivery of the Notes and payment for them sold hereunder and (iii) any termination of this Agreement.

     Section 12. Notices.

          All communications hereunder shall be in writing and shall be mailed, hand delivered or telecopied and confirmed to the parties hereto as follows:

If to the Representatives:
Banc of America Securities LLC 9 West 57th Street New York, New York 10019 Facsimile: 212-583-8457 Attention: Eric Hambleton	Citigroup Global Markets Inc. 388 Greenwich Street New York, New York 10013 Facsimile: 212-816-7912 Attention: General Counsel

with a copy to:
Davis Polk & Wardwell 450 Lexington Avenue New York, New York 10017 Facsimile: 212-450-6862 Attention: Richard D. Truesdell, Jr.

If to the Company:
Fluor Corporation One Enterprise Drive Aliso Viejo, California 92656 Facsimile: 949-349-5454 Attention: Lawrence N. Fisher

with a copy to:
Gibson, Dunn & Crutcher LLP

200 Park Avenue New York, New York 10166 Facsimile: 212-351-4035 Attention: E. Michael Greaney

Any party hereto may change the address for receipt of communications by giving written notice to the others.

     Section 13. Successors.

          This Agreement will inure to the benefit of and be binding upon the parties hereto, including any substitute Underwriters pursuant to Section 9 hereof, and to the benefit of the employees, officers and directors and controlling persons referred to in Section 7 and Section 8, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Underwriters merely by reason of such purchase.

     Section 14. Partial Unenforceability.

          The invalidity or unenforceability of any Section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other Section, paragraph or provision hereof. If any Section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

     Section 15. Governing Law Provisions.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

     Section 16. General Provisions.

          This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement may not be amended or modified unless in writing by all of the parties hereto. The Table of Contents and the Section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

          Each of the parties hereto acknowledges that it is a sophisticated business person who was adequately represented by counsel during negotiations regarding the provisions hereof, including, without limitation, the indemnification provisions of Section 7 and the contribution provisions of Section 8, and is fully informed regarding said provisions. Each of the parties hereto further acknowledges that the provisions of Sections 7 and 8 hereto fairly allocate the risks in light of the ability of the parties to investigate the Company, its affairs and its business in order to assure that adequate disclosure has been made in the Registration Statement, any preliminary prospectus and the Prospectus (and any amendments and supplements thereto), as required by the Securities Act and the Exchange Act.

          If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Company the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

FLUOR CORPORATION

By:	/s/ D. Michael Steuert
Name: D. Michael Steuert Title: Senior Vice President and Chief Financial Officer

     The foregoing Underwriting Agreement is hereby confirmed and accepted by the Representatives as of the date first above written.

BANC OF AMERICA SECURITIES LLC
CITIGROUP GLOBAL MARKETS INC.
Acting as Representatives of the
several Underwriters named in
the attached Schedule I.

BANC OF AMERICA SECURITIES LLC

By:	/s/ Tom Morrison
Name: Tom Morrison
Title: Head of Equity Syndicate

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Vignesh Nagenthram

Name: Vignesh Nagenthram
Title: Vice President

SCHEDULE I

Aggregate
Principal Amount
of Firm Notes to
Underwriters	be Purchased

Banc of America Securities LLC	$131,250,000
Citigroup Global Markets Inc.	131,250,000
Lehman Brothers Inc.	22,500,000
BNP Paribas Securities Corp.	15,000,000

Total	$300,000,000

EXHIBIT A

February 11, 2004

Fluor Corporation
One Enterprise Drive
Aliso Viejo, CA 92656

Banc of America Securities LLC
9 West 57th Street
New York, NY 10019
and
Citigroup Global Markets Inc.
388 Greenwich Street
New York, NY 10013
As Representatives of the Several Underwriters

Dear Sirs:

We have audited the consolidated balance sheets of Fluor Corporation (the “Company”) as of December 31, 2002 and 2001 and the consolidated statements of earnings, shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2002, the two months ended December 31, 2000 and the year ended October 31, 2000, all incorporated by reference in the Company’s Annual Report on Form 10-K for the year ended December 31, 2002 and incorporated by reference in the Company’s Registration Statement (No. 333-63984) on Form S-3 filed by the Company under the Securities Act of 1933 (the “Act”); our reports with respect thereto are also incorporated by reference in such Registration Statement. The Prospectus included in the Registration Statement has been supplemented by a Prospectus Supplement dated February 11, 2004, relating to the issuance of $300,000,000 principal amount of convertible senior notes due 2024. The Registration Statement, including the Prospectus and the Prospectus Supplement, is herein referred to as the “Registration Statement.”

In connection with the Registration Statement:

1.	We are independent auditors with respect to the Company within the meaning of the Act and the applicable rules and regulations thereunder adopted by the Securities and Exchange Commission.

2.	In our opinion, the consolidated financial statements audited by us and incorporated by reference in the Company’s Annual Report on Form 10-K at December 31, 2002 and incorporated by reference in the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Act and the Securities Exchange Act of 1934 (the “Exchange Act”) and the related rules and regulations adopted by the SEC.

3.	We have not audited any financial statements of the Company as of any date or for any period subsequent to December 31, 2002. The purpose (and therefore the scope) of our audit for the year ended December 31, 2002 was to enable us to express our opinion on the consolidated financial statements at December 31, 2002 and for the year then ended, but not on the financial statements for any interim period within that year. Therefore, we are unable to express and do not express an opinion on: the unaudited condensed consolidated balance sheets at March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, the unaudited condensed consolidated statements of earnings for the three-month periods ended March 31, 2003 and 2002, June 30, 2003 and 2002, and September 30, 2003 and 2002, the six-month periods ended June 30, 2003 and 2002, and the nine-month periods ended September 30, 2003 and 2002, or the unaudited condensed consolidated statements of cash flows for the three-month periods ended March 31, 2003 and 2002, the six-month periods ended June 30, 2003 and 2002, and the nine-month periods ended September 30, 2003 and 2002, all incorporated by reference in the Registration Statement from the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 2003; or on the financial position, results of operations or cash flows as of any date or any period subsequent to December 31, 2002.

4.	For purposes of this letter we have read the 2003 and 2004 minutes of the meetings of the Board of Directors, Shareholders, Audit Committee, Organization and Compensation Committee, Governance Committee, and Finance Committee of the Company as set forth in the minutes books through February 6, 2004, the Secretary of the Company having advised us that the minutes of all such meetings through that date were set forth therein, and have carried out other procedures to February 9, 2004 as follows (our work did not extend to February 10, 2004):

a.	With respect to the three-month periods ended March 31, June 30, and September 30, 2003 and 2002, the six-month periods ended June 30, 2003 and 2002, and the nine-month periods ended September 30, 2003 and 2002, we have:

(1)	performed the procedures specified by the American Institute of Certified Public Accountants for a review of interim financial information as described in SAS 100, Interim Financial Information, on the unaudited condensed consolidated balance sheets at March 31, June 30, and September 30, 2003 and the unaudited condensed consolidated statements of earnings and cash flows for the three-month periods ended March 31, June 30, and September 30, 2003, the six-month period ended June 30, 2003, and the nine-month period ended September 30, 2003, included in the Company’s quarterly reports on Forms 10-Q for the quarters ended March 31, June 30, and September 30, 2003 incorporated by reference in the Registration Statement, and as described in SAS 71, Interim Financial Information, on the unaudited condensed consolidated balance sheets at March 31, June 30, and September 30, 2002 and the unaudited condensed consolidated statements of earnings and cash flows for three-month periods ended March 31, June 30, and September 30, 2002, the six-month period ended June 30, 2002, and the nine-month period ended September 30, 2002, incorporated by reference in the Registration Statement; and

(2)	inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether the unaudited condensed consolidated financial statements referred to under a.(1) comply as to form in all material respects with the applicable accounting requirements of the Exchange Act as it applies to Form 10-Q and the related rules and regulations adopted by the SEC.

b.	With respect to the period from October 1, 2003 to February 9, 2004, officials of the Company have advised us that no such financial statements as of any date or for any period subsequent to September 30, 2003 were available.

The foregoing procedures do not constitute an audit conducted in accordance with generally accepted auditing standards. Also, they would not necessarily reveal matters of significance with respect to comments in the following paragraphs. Accordingly, we make no representation as to the sufficiency of the foregoing procedures for your purposes.

5.	Nothing came to our attention as a result of the foregoing procedures that caused us to believe that:

a.	any material modifications should be made to the unaudited condensed consolidated financial statements described in 3. above, incorporated by reference in the Registration Statement, for them to be in conformity with generally accepted accounting principles;

b.	the unaudited condensed consolidated financial statements described in 3. above do not comply as to form in all material respects with the applicable accounting requirements of the Exchange Act as they apply to Form 10-Q and the related rules and regulations adopted by the SEC.

6.	As mentioned under 4.b. above, Company officials have advised us that no consolidated financial statements as of any date or for any period subsequent to September 30, 2003 are available; accordingly, the procedures carried out by us with respect to changes in financial statement line items after September 30, 2003 have, of necessity, been even more limited than those with respect to the periods referred to in 4. above. We have inquired of certain officials of the Company who have responsibility for financial and accounting matters as to whether: (i) at December 31, 2003, there was any change in the capital stock, increase in long-term debt or any decreases in consolidated net current assets or shareholders’ equity of the Company as compared with the amounts shown on the September 30, 2003 unaudited condensed consolidated balance sheet incorporated by reference in the Registration Statement, or (ii) for the period from October 1, 2003 to December 31, 2003, there were any decreases, as compared with the corresponding period in the preceding year, in consolidated net revenues, or in the total or per share amounts of earnings from continuing operations, or in the total or per share amounts of net earnings. On the basis of these inquiries and our reading of the minutes as described in 4. above, nothing came to our attention that caused us to believe that there was any such change, increase, or decrease, except in all instances for changes, increases, or decreases that the Registration Statement discloses have occurred or may occur, and as set forth below (in thousands):

	December 31, 2003	September 30, 2003

Current Assets	$2,217,340	$2,055,318
Current Liabilities	$1,844,252	$1,654,349

Net Current Assets	$373,088	$400,969

Capital Stock	$821	$819

	Three Months Ended December 31,

	2003	2002

Consolidated Net Revenues	$2,364,529	$2,465,019

7.	At your request, we have also read the items identified by you on the attached copy of certain excerpted pages from the Registration Statement and certain excerpted pages from documents incorporated by reference in the Registration Statement, and have performed the procedures indicated by reference letter as described in Attachment A to this letter. Attachment A, including the page copies and description of procedures performed, together consisting of 75 pages, is hereby incorporated by reference to this letter.

8.	Our audits of the consolidated financial statements for the periods referred to in the introductory paragraph of this letter were comprised of audit tests and procedures deemed necessary for the purpose of expressing an opinion on such financial statements taken as a whole. For neither the periods referred to therein nor any other period did we perform audit tests for the purpose of expressing an opinion on individual balances of accounts or summaries of selected transactions such as those enumerated above and, accordingly, we do not express an opinion thereon.

9.	It should be understood that we make no representations as to questions of legal interpretation or as to the sufficiency for your purposes of the procedures described in 7. above; also, such procedures would not necessarily reveal any material misstatement of the information identified in 7. above. Further, we have addressed ourselves solely to the foregoing data as set forth in the Registration Statement and make no representations as to the adequacy of disclosure or as to whether any material facts have been omitted.

10.	This letter is solely for the information of the addressees and to assist the underwriters in conducting and documenting their investigation of the affairs of the Company in connection with the offering of securities covered by the Registration Statement, and it is not to be used, circulated, quoted, or otherwise referred to within or without the underwriting group for any other purpose, including but not limited to, the registration, purchase, or sale of securities, nor is it to be filed with or referred to in whole or in part in the Registration Statement or any other document, except that reference may be made to it in the underwriting agreement or in any list of closing documents pertaining to the offering of securities covered by the Registration Statement.

Very truly yours,

EXHIBIT B

     Opinion of counsel for the Company to be delivered pursuant to Section 5(d) of the Underwriting Agreement.

     References to the Prospectus in this Exhibit B include any supplements thereto at the Closing Date.

     (i)  The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware, with corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus and to enter into and perform its obligations under the Underwriting Agreement.

     (ii)  The Underwriting Agreement has been duly authorized, executed and delivered by the Company.

     (iii)  The Indenture has been duly authorized, executed and delivered by the Company and qualified under the Trust Indenture Act and, assuming due authorization, execution and delivery of the Indenture by the Trustee, will constitute a legally valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar laws or arrangements relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) or (ii) general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

     (iv)  The Notes have been duly authorized by the Company; when the Notes are duly executed, authenticated and issued in accordance with the terms of the Indenture and delivered to and paid for by the Underwriters pursuant to the Underwriting Agreement, such Notes will be entitled to the benefits of the Indenture and will constitute legally valid and binding obligations of the Company enforceable against the Company in accordance with their terms, subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium or other similar laws or arrangements relating to or affecting the rights and remedies of creditors (including, without limitation, the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) or (ii) general equitable principles, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies, regardless of whether considered in a proceeding in equity or at law.

     (v)  The shares of Common Stock issuable upon conversion of the Notes at the initial conversion rate have been duly authorized and reserved and, when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and non-assessable, and the issuance of such shares will not be subject to any preemptive rights arising (i) by operation of the certificate of incorporation or by-laws of the Company or the General Corporation Law of the State of Delaware or (ii) under any agreement filed as an exhibit to the Company’s quarterly report on Form 10-Q for the quarter ended September 30, 2003 (the “Material Contracts”).

     (vi)  The Registration Statement has been declared effective by the Commission under the Securities Act. To the knowledge of such counsel, based solely upon telephonic confirmation from the Staff of the Commission on [date], as of the time of such confirmation, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act and no proceedings for such purpose have been instituted or threatened by, or are pending before, the Commission. Any required filing of the Prospectus and any supplement thereto pursuant to Rule 424(b) under the Securities Act has been made in the manner and within the time period required by such Rule 424(b).

     (vii)  The Registration Statement, as of its effective date (which in the case of the Registration Statement for purposes of this opinion shall have the meaning set forth in Rule 158(c) under the Securities Act), and the Prospectus, as of its date and the date hereof, in each case including any document incorporated by reference therein (other than the financial statements and supporting schedules, other financial, statistical and accounting data, and the Form T-1 included or incorporated by reference therein or in exhibits thereto, as to which no opinion need be rendered) comply as to form in all material respects with the applicable requirements of the Securities Act.

     (viii)  Each document filed pursuant to the Exchange Act (other than the financial statements and supporting schedules and other financial, statistical and accounting data included therein or in exhibits thereto, as to which no opinion need be rendered) and incorporated by reference in the Prospectus when so filed complied as to form in all material respects with the Exchange Act and the rules and regulations of the Commission thereunder.

     (ix)  The statements in the Prospectus Supplement under the captions “Description of Capital Stock” and “Description of Notes,” insofar as such statements purport to describe specific provisions of the Indenture, the Notes, Common Stock or the documents described therein, present in all material respects an accurate summary of such provisions.

     (x)  The statements in the Prospectus Supplement under the captions “United States Federal Income Tax Considerations,” insofar as such statements purport to describe specific provisions of United States federal income tax law and regulations or legal conclusions with respect thereto, present in all material respects an accurate summary of such provisions.

     (xi)  The execution, delivery and performance by the Company of the Underwriting Agreement and consummation of the transactions contemplated thereby do not require any filing with, or approval of, any governmental authority or agency of the States of New York or California or the United States of America under any law or regulation of the States of New York or California or the United States of America applicable to the Company that, in such counsel’s experience is generally applicable to the transactions in the nature of those contemplated by the Underwriting Agreement, or the Delaware General Corporation Law; provided, however, that this subparagraph does not include any opinion regarding any federal or state securities or blue sky laws or regulations.

     (xii)  The execution and delivery of the Underwriting Agreement, the Indenture and the Notes by the Company and the performance by the Company of its obligations thereunder (other than performance by the Company of its obligations under the indemnification or contribution sections of the Underwriting Agreement, as to which no opinion need be rendered) (i) will not result in any violation of the provisions of the charter or by-laws of the Company; (ii) will not constitute a breach of, or Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Company or any of its subsidiaries pursuant to any other Material Contract; or (iii) violate any law or regulation of the States of New York or California or the United States of America applicable to the Company that, in such counsel’s experience is generally applicable to the transactions in the nature of those contemplated by the Underwriting Agreement, or the Delaware General Corporation Law; provided, however, that this subparagraph does not include any opinion regarding any federal or state securities or blue sky laws or regulations.

     (xiii)  The Company is not, and after receipt of payment for the Notes and application of the proceeds as described in the Prospectus, will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

     In addition, such counsel shall state that they have participated in conferences with officers and other representatives of the Company, representatives of the independent public or certified public accountants for the Company and with representatives of the Underwriters at which the contents of the Registration Statement and the Prospectus, and any supplements or amendments thereto, and related matters were discussed and, although such counsel has not independently verified, is not passing upon and does not assume any responsibility for the accuracy, completeness or fairness of the statements contained in the Registration Statement or the Prospectus (other than as specified above), and any supplements or amendments thereto, on the basis of the foregoing, nothing has come to such counsel’s attention which would lead it to believe that the Registration Statement as of its effective date, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or that the Prospectus, as of its date or at the First Closing Date or the Second Closing Date, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading (it being understood that such counsel need express no belief as to the financial statements or schedules or other financial, statistical or accounting data or to any

Form T-1 included or incorporated by reference in the Registration Statement or the Prospectus or any amendments or supplements thereto).

EXHIBIT C

     Opinion of in-house counsel for the Company to be delivered pursuant to Section 5(d) of the Underwriting Agreement.

     References to the Prospectus in this Exhibit C include any supplements thereto at the Closing Date.

     (i)  The Company is duly qualified as a foreign corporation to transact business and is in good standing in each other jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.

     (ii)  Each significant subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X) has been duly incorporated and is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation and has corporate power and authority to own, lease and operate its properties and to conduct its business as described in the Prospectus. To the knowledge of such counsel, after due inquiry, the Company and each significant subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X) is duly qualified as a foreign corporation to transact business and is in good standing in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, singly or in the aggregate, result in a Material Adverse Change.

     (iii)  All of the issued and outstanding capital stock of each such significant subsidiary of the Company (as defined in Rule 1-02 of Regulation S-X) has been duly authorized and validly issued, is fully paid and non-assessable and is owned by the Company, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or, to the knowledge of such counsel, any pending or threatened claim.

     (iv)  Except as disclosed or incorporated by reference in the Prospectus, such counsel does not know of any legal or governmental actions, suits or proceedings pending or, to such counsel’s knowledge, after due inquiry, threatened (i) against or affecting the Company or any of its subsidiaries, (ii) which has as the subject thereof any officer or director of, or property owned or leased by, the Company or any of its subsidiaries or (iii) relating to environmental or discrimination matters, where in any such case (A) it is reasonably expected that such action, suit or proceeding will be determined adversely to the Company or such subsidiary and (B) any such action, suit or proceeding, if so determined adversely, would reasonably be expected to, singly or in the aggregate, result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement. Except as disclosed or incorporated by reference in the Prospectus, to

C-1

such counsel’s knowledge, there is no existing, threatened or pending, material labor dispute with the employees of the Company or any of its subsidiaries.

     (v)  To the knowledge of such counsel, there are no Existing Instruments required to be described or referred to in the Registration Statement or to be filed as exhibits thereto other than those described or referred to therein or filed or incorporated by reference as exhibits thereto; and the descriptions thereof and references thereto are correct in all material respects.

C-2

EXHIBIT D

February 10, 2004

Banc of America Securities Inc.
Citigroup Global Markets Inc.
as Representatives of the several Underwriters

c/o	Banc of America Securities Inc. 9 West 57th Street New York, NY 10019 and Citigroup Global Markets Inc. 388 Greenwich Street New York, NY 10013

Ladies and Gentlemen:

     The undersigned understands that Banc of America Securities Inc. and Citigroup Global Markets Inc. (the “Representatives”) propose to enter into an Underwriting Agreement ( the “Underwriting Agreement”) with Fluor Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several underwriters named in Schedule I thereto, including the Representatives (the “Underwriters”), of securities convertible into shares of common stock, $0.01 par value of the Company (the “Common Stock”).

     To induce the Underwriters that may participate in any such Public Offering to continue their efforts in connection with such Public Offering, the undersigned hereby agrees that, without the prior written consent of a Representative on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 60 days (the “Lock-Up Period”) after the date of the final prospectus supplement relating to such Public Offering (the “Final Prospectus Supplement”) (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.

     The foregoing paragraph shall not apply to transactions relating to shares of Common Stock or other securities (a) acquired in open market transactions after the completion of the Public Offering; (b) transferred pursuant to a contract, instruction or plan pursuant to Rule 10b5-1 promulgated under the Securities Exchange Act of 1934, as amended, existing prior to the date hereof; (c) transferred to the Company; (d) transferred as a bona fide gift or gifts; (e) transferred to any trust, family limited partnership or other entity for estate or tax planning purposes for the benefit of the undersigned or the

D-1

undersigned’s immediate family; or (f) transferred by will or intestacy to the undersigned’s legal representative, heir or legatee; provided that any permitted donee, transferee or distributee in the case of clauses (d), (e) or (f) shall execute and deliver to the Representatives a duplicate form of this letter.

     In addition, the undersigned agrees that, without the prior written consent of the Representatives on behalf of the Underwriters, it will not, during the Lock-Up Period, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of the undersigned’s shares of Common Stock except in compliance with the foregoing restrictions.

     Notwithstanding anything herein to the contrary, the foregoing restrictions set forth in the preceding paragraphs shall not apply to up to 30,000 shares of the undersigned’s Common Stock.

     The undersigned understands that the Company and the Underwriters are relying upon this Lock-Up Agreement in proceeding toward consummation of the Public Offering. The undersigned further understands that this Lock-Up Agreement is irrevocable and shall be binding upon the undersigned’s heirs, legal representatives, successors and assigns.

     Whether or not any Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

     The undersigned will be immediately and fully released from his or her obligations under this Lock-Up Agreement, without any further action on the part of the undersigned, the Representatives or the Underwriters, if (x) the Public Offering is not executed or completed, or if the Public Offering is terminated prior to payment for and delivery of the securities convertible into Common Stock, or (y) the undersigned is a director or officer of the Company and the undersigned’s services with the Company are terminated during the Lock-Up Period.

Very truly yours,

Name:

D-2